Exhibit 99.II-1(ao)

Service Agreement

(1)                                  British Biocell International Limited

(2)                                  Julian Baines

Dated 30 November 2000

CMW/MRB/66879

Osborne Clarke OWA.

London Office

Hillgate House,26 Old Bailey, London EC4M 7HW

Telephone 020 7809 1294 Facsimile 020 7809 1295

Bristol Office

50 Queen Charlotie Street, Bristol BSI 4HE

Telephone 0117 917 3000 Facsimile 0117 917 3005

Thames Valley Office

Apex Plaza, Forbury Road, Reading RGI IAX

Telephone 0118 925 2000 Facsimile 0118 925 0038

Web site: www.osborneclarke.com

Contents

1. Definitions and interpretation	1
2. Appointment	4
3. Term	5
4. Duties of the Executive	5
5. Hours of work	6
6. Principal place of work	6
7. Salary	6
8. Expenses	7
9. Benefits	8
10. Holidays	9
11. Sickness or injury	10
12. Termination of and suspension from Employment	11
13. Reconstruction	15
14. Acknowledgement by the Executive	15
15. Obligations during Employment	16
16. Obligations after Employment	19
17. Grievance and Disciplinary Procedure	20
18. Indemnity	20
19. General	21
20. Governing law and jurisdiction	22

i

This Agreement is made the 30 day of November 2000

Between:

(1)                                  British Biocell International Limited (company number: 2075749) whose registered office is at Golden Gate, Ty-Glas Avenue, Cardiff CF4 5DX(“the Company”);and

(2)                                  Julian Baines of Bryn Glas, Sully Road, Penarth, CF64 2TQ (“the Executive”).

It is agreed as follows:

1.                                       Definitions and interpretation

1.1                                 In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

“the Board”	the board of directors of the Company from time to time and includes any committee of the Board duly appointed by it;

“Businesses”	any trade or other commercial activity of the Group:

(a) with which the Executive is concerned or involved at any time during his Employment; or

(b)

which the Group shall at the Termination Date have determined to carry on with a view to profit in the 12 months following the Termination Date and in relation to which the Executive, at the Termination Date, possesses any Confidential Information;

“Company Invention”	any improvement, invention or discovery made by the Executive which in accordance with Section 39, Patents Act 1977 is the property of the Company or the Group;

“Confidential Information”	any information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service, trade secrets, secret formulae, chemical formulae, processes, inventions, designs, technology (whether patentable or not), data, drawings, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Group and any other information (whether or not recorded in documentary form or on computer disk or tape) which the Group identifies or treats as confidential or in respect of which it owes an obligation of confidentiality to any third party;

“Customer”	any person:

(a) with whom or which the Executive has dealt or of whom or of which he has knowledge by virtue of his Duties in the 12 months preceding the Termination Date; and

(b) either:

(i) who or which shall at the Termination Date be negotiating with the Group for the supply of any Restricted Products or the provision of any Restricted Services; or

(ii) to whom or which the Group shall at any time during the period of 12 months prior to the Termination Date have supplied any Restricted Products or Restricted Services;

“Duties”	the duties of the Executive as set out in clause 4;

“Employment”	the Executive’s employment under this Agreement;

“ERA96”	Employment Rights Act 1996;

“Group”	the Company and it subsidiary undertakings from time to time and “Group Company” means any of them;

“Material Interest”	(a) the holding of any position as director, officer, employee, consultant, adviser, partner, principal or agent;

(b)

the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than 3 per cent of the issued ordinary shares of any company whose shares are listed on any Recognised Investment Exchange; or

(c) the direct or indirect provision of any financial assistance;

“Notice”	includes any notice, demand, consent or other communication;

“Recognised Investment Exchange”	as defined in Section 207, Financial Services Act, 1986;

“Restricted Area”

the United Kingdom together with any other territory in which the Group shall at the Termination Date be carrying on any trade or other commercial activity or have determined so to do in the 12 months following the Termination Date and in relation to which the Executive possesses any Confidential Information;

“Restricted Products”	any products of a kind which are or are proposed to be during the period specified in sub-clause 16.2(a) dealt in, produced, marketed or sold by the Group in the ordinary course of the Businesses;

“Restricted Services”	any services of a kind which are or are proposed to be during the period specified in sub-clause 16.2(a) provided by the Group in the ordinary course of the

Businesses; and

“Termination Date”	the date on which the Employment terminates.

1.2                                 In this Agreement, unless the context otherwise requires:

(a)                                  words to the singular include the plural and vice versa and words in one gender include any other gender;

(b)                                 a reference to a statute or statutory provision includes:

(i)                                     any subordinate legislation (as defined in Section 21(1), Interpretation Act 1978) made under it; and

(ii)                                  any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;

(c)                                  a reference to:

(i)                                     a “person” includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality);

(ii)                                  clauses and schedules are to clauses and schedules of this Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear;

(d)                                 the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement; and

(e)                                  words and phrases defined in the City Code on Take-overs and Mergers or in the Companies Act 1985 have the same meaning in this Agreement.

2.                                       Appointment

2.1                                 The Company appoints the Executive and the Executive agrees to serve as Managing Director of the Company, and in such further or specific capacity as the Company may direct.

2.2                                 The Company may at any time appoint any other person to act jointly with the Executive in performing his Duties.

2.3                                 The Executive agrees to accept (without further remuneration and in addition to the Executive’s Duties to the Company) such appointment as an officer of the Company or the Group (and to resign any such office) as the Board may from time to time (and in it’s absolute discretion) direct. The Executive may not resign any such office without the prior written permission of the Board.

2.4                                 The Executive warrants that he is free to enter into this Agreement and is not bound by, nor subject to, any court order, arrangement, obligation, restriction or undertaking (contractual or otherwise) which prohibits or restricts him from entering into this Agreement or performing his Duties.

2.5                                 The Executive’s previous employment with British Biocell Limited shall be treated as part of the Executive’s continuous period of employment, which accordingly began on 30 November 1998.

3.                                       Term

The Employment commenced on 22 November 2000 and, unless earlier terminated in accordance with clause 12 (Termination of and suspension from Employment), shall continue until terminated by either party giving to the other not less than 6 months’ prior written notice. The Executive agrees that he will not give such written notice before the second anniversary of the date of this Agreement.

4.                                       Duties of the Executive

4.1.                              The Executive shall at all times during his Employment:

(a)                                  unless prevented by ill health and except during holidays taken in accordance with this Agreement, devote the whole of his working time and attention to the Employment;

(b)                                 faithfully, diligently and competently perform the duties attaching to his office or which are from time to time assigned to or vested in him and exercise the powers consistent with them;

(c)                                  obey all lawful and reasonable directions of this Board, observe such reasonable restrictions or limitations as may from time to time be imposed by the Board upon the Executive’s performance of the Duties and implement and abide by any relevant Group policy which may be promulgated or operated in practice from time to time;

(d)                                 use his best endeavours to promote the interests of the Group; and shall not do or willingly permit to be done anything which is harmful to those interests; and

(e)                                  keep the Board (or such persons as it shall nominate) fully informed (in writing if so requested) of his conduct of the business or affairs of the Company and the Group and provide such explanations as the Board or any member of the Board may require.

4.2                                 The Executive shall not without the prior consent of the Board:

(a)                                  incur on behalf of the Company or the Group any capital expenditure in excess of such sum may be authorized from time to time by resolution of the Board;

(b)                                 enter into on behalf of the Company or the Group any commitment contract or arrangement otherwise than in the normal course of business or which is outside the scope of his normal duties or which is of an unusual or onerous or long term nature;

(c)                                  engage any person on terms not similar to those of existing employees of comparative experience;

(d)                                 dismiss any employee of the Company or the Group without giving proper notice or without following the normal disciplinary procedure.

5.                                       Hours of work

5.1                                 The normal business hours of the Company are 8.30am to 5.00pm Monday to Friday. The Executive shall work such further hours as may be necessary for the proper discharge of his Duties and he shall not be entitled to receive any additional remuneration for work outside normal business hours.

5.2                                 The Executive acknowledges he has autonomous decision-taking powers for the purposes of Regulation 20 of the Working Time Regulations 1998.

5.3                                 The Executive shall assist the Company in maintaining records of his working hours.

6.                                       Principal place of work

6.1                                 The Executive’s principal place of work shall be at the Company’s premises at Golden State, Ty-Glas Avenue, Cardiff. The Company reserves the right to change the Executive’s principal place of work to any other location within the United Kingdom.

6.2                                 The Company may require the Executive to work at a location other than the principal place of work as the Company may determine. The Executive shall travel in the UK and abroad as the Board may reasonably require for the performance of his Duties.

7.                                       Salary

7.1                                 During his Employment that Company shall pay to the Executive a salary at the rate of £75,000 per annum. This salary shall accrue from day to day, be payable by equal monthly instalments in arrears and shall include any fees to which the Executive is entitled as a director of the Company (if applicable).

7.2                                 The Executive’s salary shall be reviewed by the Company’s remuneration committee or, failing the appointment of such committee, by the Board on 1 January each year. The Executive’s salary will be increased annually by not less than 3% (provided that no such review shall take place during the period of two years commencing on the date of this Agreement).

7.3

(a)                                  There shall be no bonus payment made to the Executive by the Company for the financial year ended 31 March 2001.

(b)                                 In addition to the Executive’s basic salary for the financial years ended 31 March 2002 and 31 March 2003, the Company will pay the Executive an annual bonus of up to a maximum of £25,000 (subject to appropriate deductions) provided always that the revised PBIT figures set out in the financial forecasts agreed by the Company and the Executive on 21 November 2000 and set out below have been achieved:

1 April 2001 — 31 March 2002 £1.342 million profit (before tax)

1 April 2002 — 31 March 2003 £2.903 million profit (before tax)

Where between 80% and 99% of the PBIT figures set out above for each period have been achieved, the Executive will be entitled to receive a bonus equal to (P-80) / 20 x £25,000. For the purposes of this clause 7.3(b) P means the percentage of the PBIT figure achieved in that year.

(c)                                  Any bonus will be paid within three months of the end of each financial year. The Executive will be entitled to the bonus reduced pro rata according to the number of days worked in that financial year up to the Termination Date in the event that the Company serves notice to terminate the Executive’s Employment other than under clause 12.3 below or, in the event that the Executive gives notice to terminate the Employment pursuant to clause 3, up to the date that notice is given by the Executive.

8.                                       Expenses

8.1                                 The Company shall reimburse to the Executive all hotel, travelling, and other out of pocket expenses reasonably and properly incurred by him in the performance of his Duties subject to him producing to the

Company any vouchers or other evidence of actual payment of the expenses as the Company may reasonably require.

8.2                                 Any credit card or charge card supplied to the Executive by the Company shall be used solely for expenses incurred by him in carrying out his Duties. Any such card must be returned by the Executive to the Company immediately upon the Company’s request.

9.                                       Benefits

During his Employment the Executive shall be entitled to the following benefits:

9.1                                 Motor Car

(a)                                  The Company shall provide the Executive with a car of a type appropriate (in the opinion of the remuneration committee, of the Board) to the Executive’s position in the Company for the use of the Executive in the performance of his Duties, but which shall be at a retail price value of up to £40,000.

(b)                                 The Company shall pay all taxation, insurance premiums, maintenance, repair and business petrol mileage expenses in relation to the car.

(c)                                  The Executive shall notify the Company as soon as reasonably practicable of any accidents involving the car and of any charges of driving offences which are brought against him and, on termination of his Employment, whether lawfully or unlawfully, shall forthwith return the car to the Company.

(d)                                 If the Executive ceases to hold a valid licence to drive a private motor vehicle the Company may ask him to return the car forthwith.

(e)                                  The Executive shall at all times take good care of the car, procure that it is properly taxed, insured, kept in a roadworthy condition and that the conditions of any policy of insurance relating to it are observed and comply with all regulations laid down by the Company from time to time with respect to company cars.

9.2                                 Mobile telephone

The Company shall provide to the Executive a mobile telephone and will pay all running expenses in connection with it.

9.3                                 Other benefits

Save as is otherwise provided for by this clause 9, any other benefit provided to the Executive shall unless otherwise agreed in writing be at the discretion of the Company who may, at any time, withdraw or vary the terms of such benefit as it sees fit.

9.4                                 Pension

(a)                                  Subject to the terms of its deed and rules from time to time, the Executive shall be eligible to join such pension scheme or schemes as the Company may from time to time establish. In the alternative, the Executive may have the benefit of the Company making a contribution of not less than 5% of his basic annual salary into a personal pension plan at the Executive’s direction.

(b)                                 No contracting-out certificate pursuant to the Pension Schemes Act 1993 is in force in respect of the Employment.

10                                    Holidays

10.1                           The Company’s holiday year runs from 1 January to 31 December.

10.2                           In addition to public holidays and any other holidays observed by the Company, the Executive is entitled to 20 working days’ paid holiday in each holiday year, increasing to 23 days after the Employee’s period of continuous employment is three years are more, to be taken at such time or times as are agreed with the Board. Whilst the Company acknowledges that the Employee’s services may not be required during the period between Christmas Day and New year’s Day, should they so be required then the Executive will attend for work and those days will not be considered to be part of the Executive’s holiday entitlement. The Executive may not, without the consent of the Board:

(a)                                  carry forward any unused part of his holiday entitlement to a subsequent holiday year; or

(b)                                 be entitled to pay in lieu for any unused holiday entitlement.

10.3                           For the holiday year during which his Employment commences or terminates, the Executive entitlement to holiday shall accrue on a pro rata basis during that holiday year.

10.4                           On the termination of his Employment for whatever reason the Executive shall either be entitled to pay in lieu of outstanding holiday entitlement or be required to repay the Company any salary received for holiday taken in excess of his actual entitlement. The basis for calculating the payment and repayment shall be 1/365 of the Executive’s annual basic salary (excluding commission and/or bonus) for each day.

10.5                           The Company may require the Executive to take any outstanding accrued holiday during a period of notice of termination of the Employment. Other than at the request of, or with the permission of, the Company, the Executive may not take holiday during a period of notice to terminate his Employment.

10.6                           Subject always to his Duties under this Agreement, on dates acceptable to the Company, the Executive may use up to 10 days out of his annual leave entitlement referred to at clause 10.2 above, to undertake audit work for ISO in the biotechnology sector to maintain his audited accreditation status.

11.                                 Sickness or injury

11.1                           If the Executive is unable to perform his Duties due to sickness or injury he shall report this fact as soon as possible and, if practicable, by 10 am on the first working day of incapacity to the Company Secretary and provide, so far as practicable, an expected date of return to work.

11.2                           The Executive shall:

(a)                                  if absent for under 7 days, on his return to work complete a self-certification form detailing the reason for his absence; and

(b)                                 if absent for 7 or more consecutive days, and for shorter absence if so required, produce a doctor’s certificate on the eighth day and weekly after that so that the whole period of absence is covered by these certificates.

11.3                           If the Employee is absent due to sickness or injury duly certified in accordance with the provisions of sub-clause 11.2, he shall be entitled to receive 6 weeks’ full basic salary in any one period of 12 months running from 1 January to 31 December.

11.4                           Any remuneration paid under sub-clause 11.3 shall be inclusive of any Statutory Sick Pay to which the Executive is entitled or other benefits recoverable by the Executive (whether or not recovered) which may be deducted from it.

11.5                           Any outstanding or prospective entitlement to Company sick pay in accordance with clause 11.3 shall not prevent the Company from exercising its right to terminate the employment in accordance with clause 3 nor shall the Company be liable to compensate the Executive in respect of any such pay or benefit.

11.6                           If the Executive’s illness, accident or other incapacity is caused by the negligence or breach of statutory duty of the third party and the Executive shall recover any damages or other compensation from such third party for the Executive’s loss of earnings whilst incapacitated, the Executive shall repay to the company and the amount of any sick pay paid by the company to the Executive under clause 11.3 if less, the full amount of the damages or compensation received for loss of earnings by the Executive.

11.7                           At any time during the period of his Employment, the Executive shall, at the request and expense of the company:

(a)                                  consent to an examination by a doctor to be selected by the Company; and

(b)                                 authorise this doctor to disclose to and discuss with the Company’s medical adviser, or other nominated officer of the Company, the results of or any matter arising out from this examination.

12.                                 Termination of and suspension from Employment

12.1                           Automatic termination

The Employment shall automatically terminate:

(a)                                  when the Executive reaches the age of 65; or

(b)                                 if the Executive becomes prohibited by law from being a director; or

(c)                                  if the Executive resigns his office; or

(d)                                 if the Executive’s directorship is vacated pursuant to the Company’s articles of association

12.2                           Suspension

In order to investigate a complaint or suspicion against the Executive of misconduct the Company may suspend the Executive on full pay for so long as may be necessary to carry out a proper investigation and hold a disciplinary hearing.

12.3                           Immediate dismissal

The company may by notice terminate the Employment with immediate effect and without notice or pay in lieu of notice if the Executive:

(a)                                  fails or neglects efficiently, diligently and competently to carry out his Duties or repeats or continues (after a written warning) any other serious breach of his obligations under this Agreement;

(b)                                 commits any act of gross misconduct or is guilty of any conduct which in the reasonable opinion of the Board brings him or the Group into disrepute or is calculated or likely prejudicially to affect the interests of the Group, whether or not the conduct occurs during or in the context of his Employment or otherwise;

(c)                                  is convicted of any criminal offence punishable with imprisonment (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended);

(d)                                 commits any act of dishonesty relating to the Company, any of its employees or otherwise;

(e)                                  becomes of unsound mind or a patient within the meaning of the Mental Health Act 1983 so that in the opinion of the Board he is unable to perform his Duties; or

(f)                                    becomes bankrupt or makes any arrangement or composition with his creditors generally.

12.4                           Dismissal due to ill-health

(a)                                  Notwithstanding clause 11.3, if the Executive is incapable of performing his Duties due to ill health or accident for a period or periods aggregating at least 3 months in any period of 12 months the Company may, by not less than three months the company may, by not less than 3 months’ prior written notice given at any time whilst such incapacity continues and subject to sub-clause (b) terminate the Employment.

(b)                                 Upon termination of Employment under this sub-clause the Executive shall cease to be entitled to any payment under sub-clause 11.3 or any other provision of this Agreement.

12.5                           Pay in lieu

(a)                                  On service of notice by either party for any reason to terminate the Employment or at any time during the currency of such notice the Company may elect (but shall not be obliged) to terminate the Employment with immediate effect by notifying the Executive in writing that the Employment is being terminated pursuant to this clause and undertaking, subject of sub-clause (b), to pay to the Executive in monthly instalments in accordance with arrangements for habitual payment of salary a sum equivalent to the Executive’s basic salary for the unexpired portion of the duration of his Employment or entitlement to notice as the case may be during this period. The Company will pay the salary due and payable under this sub-clause (subject to deduction of tax and national insurance contributions at source).

(b)                                 The Executive undertakes to take all reasonable steps to mitigate his loss where this Agreement is terminated in accordance with Clause 12.5 and undertakes to inform the Company in writing as soon as he receives a formal written offer of alternative employment and to commence that employment as soon as is reasonably practicable. The Executive agrees that no further monies will become due under this sub-clause with effect from the first day of paid alternative employment and shall repay any monies paid in advance which relate to any period of paid alternative employment.

12.6                           Garden leave

(a)                                  After notice to terminate the Employment has been given by the Executive or the Company, the Company may in its absolute discretion:

(i)                                     require the Executive to perform only such duties (including without limitation research projects) as it may allocate to him;

(ii)                                  require the Executive not to perform any of his Duties;

(iii)                               require the Executive not to have any contact with clients of the Company;

(iv)                              require the Executive not to have any contact with such employees of the Company as the Company shall determine;

(v)                                 exclude the Executive from any Company premises and/or require the Executive not to visit the premises of the Company’s suppliers or customers;

(vi)                              require the Executive to take any accrued holiday entitlement or prohibit the Executive from taking any accrued holiday entitlement;

provided always that throughout the period of any such action and subject to the other provisions of this Agreement the Executive’s salary and contractual benefits shall not cease to accrue or be paid.

(b)                                 The Executive acknowledges that such action taken on the part of the Company shall not constitute a breach of this Agreement of any kind whatsoever nor shall the Executive have any claim against the Company in respect of any such action.

12.7                           The Executive shall during any such period of garden leave remain readily contactable and available for work and, should he fail to make himself available for work having been requested by the Company to attend, he shall, notwithstanding any other provision of this Agreement, forfeit his right to salary and contractual benefits in respect of such period of non-availability.

12.8                           Effect of termination

On the Termination Date:

(a)                                  the Executive shall at the request of the Company:

(i)                                     resign (without prejudice to any claims which he may have against the Company arising out of the Employment or its termination) from all and any offices which he may hold as a director of the Company and from all other appointments or offices which he holds as nominee or representative of the Company; and

(ii)                                  transfer without payment to the Company or as the Company may direct any shares held by him for the purposes only of fulfilling any requirement in the Company’s articles of association that a director holds shares in the Company and any shares in the Company held by him on trust for any person and if he should fail to do so within 7 days the Company is irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to effect such resignation(s) and/or transfer(s);

(b)                                 the Executive shall:

(i)                                     promptly return to the Company all documents, computer disks and tapes and other tangible items in his possession or under his control which belong to the Company or which contain or refer to any Confidential Information; and

(ii)                                  delete all Confidential Information from any computer disks, tapes or other re-useable material in his possession or under his control and destroy all other documents and tangible items in his possession or under his control which contain or refer to any Confidential Information; and

(iii)                               return all credit cards or charge cards supplied by the Company under clause 8.2; and

(iv)                              return the Motor Car provided by the Company; and

(v)                                 submit all expenses claims within thirty days of Termination (failure to do so shall result in the forfeit of the Executive claiming the expenses as against the Company); and

(vi)                              return the mobile telephone as set out in clause 9.2.

(c)                                  the Company shall be entitled to deduct from any salary or other sum due to the Executive under this Agreement any sums owed by the Executive to the Company.

13.                                 Reconstruction

If the Employment is terminated by reason of the liquidation, reorganization, reconstruction or any other rearrangement of the affairs of the Company or any other company and the Executive is offered employment with a reconstructed company for a period of not less than the then unexpired term of his Employment and on terms not less favourable than the terms of this Agreement, the Executive shall have no claim against the Company in respect of the termination of his Employment if he does not accept this offer.

14.                                 Acknowledgement by the Executive

The Executive acknowledges that:

(a)                                  the Company possesses a valuable body of Confidential Information;

(b)                                 the Company will give him access to Confidential Information to enable him to carry out his Duties;

(c)                                  his Duties include, amongst other things, a duty of trust and confidence and a duty to act at all times in the best interests of the Company and the Group;

(d)                                 the Company requires all its senior employees to accept restrictions which are similar to those set out in clause 15 (Obligations during Employment) and clause 16 (Obligations after Employment) for the mutual protection of its Businesses and employees;

(e)                                  the following would be likely to place the Group at a serious competitive disadvantage and cause immeasurable (financial and other) damage to the Businesses:

(i)                                     the disclosure of Confidential Information to any customer or actual or potential competitor of the Group; and

(ii)                                  if, on leaving the Employment, the Executive was to

hold any Material Interest in a Customer or any actual or potential competitor of the Company or the Group.

15.                                 Obligations during Employment

15.1                           Inventions

(a)                                  The Executive shall promptly disclose to the Company full details including, without limitation, any and all computer programs, photographs, plans, records, drawings and models, of any know-how, technique, process, improvement, invention or discovery (whether patentable or not) which the Executive (whether alone or with any other person) makes, conceives, creates, develops, writes, devises or acquires at any time during the Employment and which relates or which could relate, directly or indirectly, to the Businesses.

(b)                                 If the know-how, technique, process, improvement, invention or discovery is a Company Invention, the Executive shall (to the extent that it does not automatically vest in the Company by operation of law) hold it in trust for the Company and, at the request and expense of the Company, do all things necessary or desirable (including entering into any agreement that the Company reasonably requires) to enable the Company or its nominee to obtain for itself the full benefit of and to secure patent or other appropriate forms of protection for the Company Invention throughout the world.

(c)                                  If the know-how, technique, process, improvement, invention or discovery is not a Company Invention, the Company shall treat all information disclosed to it by the Executive as confidential property of the Executive.

(d)                                 The patenting and exploitation of any Company Invention shall be at the sole discretion of the Company.

15.2                           Copyright etc

(a)                                  The Executive shall promptly disclose to the Company all works including, without limitation, all copyright works or designs originated, conceived, developed, written or made by the Executive alone or with others during the Employment which relate, or could relate, to the Businesses and shall (to the extent that they do not automatically vest in the Company by operation of law) hold them in trust for the Company until such rights have been fully and absolutely vested in the Company.

(b)                                 The Executive assigns to the Company by way of future assignment (to the extent not already vested in the Company by operation of law) all copyright, design rights and other proprietary rights (if any) for their full terms throughout the world in respect of all copyright works and designs originated, conceived, written, developed or made by the Executive alone or with others during the Employment which relate, or could relate, to the Businesses.

(c)                                  The Executive irrevocably and unconditionally waives in favour of the Company any and all moral rights conferred on the Executive by Chapter IV, Part I, Copyright Designs and Patents Act 1988 and any other moral rights provided for under the laws now or in future in force in any part of the world for any work the rights in which are vested in the Company whether by sub-clause (b) or otherwise.

(d)                                 The Executive shall, at the request and expense of the Company, do all things necessary or desirable (including entering into any agreement that the Company reasonably requires to vest the rights referred to in this clause in the Company) to substantiate the rights of the Company under sub-clauses (b) and (c).

15.3                           Share dealings etc

(a)                                  The Executive shall comply, where relevant, with every rule of law, every requirement of the London Stock Exchange Limited and every regulation of the Company from time to time in force relating to dealings in shares, debentures or other securities of any Group Company and, in relation to overseas dealings, the Executive shall also comply with all laws of the state and all regulations of the stock exchange, market or dealing system in which such dealings take place.

(b)                                 The Executive shall not (and shall procure so far as he is able that his spouse and children shall not) deal or become or cease to be interested (within the meaning of Part I, Schedule 13, Companies Act 1985) in any securities of the Company without complying with any Company rules or guidelines from time to time relating to securities transactions by directors.

15.4                           Conflict of interest

The Executive agrees that during his Employment:

(a)                                  he shall not:

(i)                                     directly or indirectly disclose to any person or use other than for any legitimate purposes of the Company and the Group any Confidential Information;

(ii)                                  without the Board’s prior written permission hold any

Material Interest in any person which:

(A)                              is or shall be wholly a party in competition with any of the Businesses;

(B)                                impairs or might reasonably be thought by the Company to impair his ability to act at all times in the best interests of the Company and the Group; or

(C)                                requires or might reasonably be thought by the Company to require to disclose or make use of any Confidential Information in order properly to discharge his duties to or to further his interest in that person;

(iii)                               at any time make any untrue or misleading statement in relation to the Company or the Group.

(iv)                              directly or indirectly receive or obtain in respect of any goods or services sold or purchased or other business transacted (whether or not by him) by or on behalf of the Company any discount, rebate, commission or other inducement (whether in cash or in kind) which is not authorised by any company rules or guidelines from time to time and if he or any person in which he holds any Material Interest shall obtain any such discount, rebate, commission or inducement, he shall immediately account to the Company for the amount so received;

(v)                                 other than to carry out his Duties, without the prior authority of the Company remove from the premises of the company or copy or allow others to copy the contents of any document, computer disk, tape or other tangible item which contains or refers to any Confidential Information or which belongs to the Group;

(b)                                 he shall, at the request of the Company:

(i)                                     return to the Company all documents, computer disks and tapes and other tangible items in his possession or under his control which belong to the Group or which contain or refer to any Confidential Information; and

(ii)                                  delete all Confidential Information from any computer disks, tapes or other re-usable material in his possession or under his control and destroy all other documents and tangible items in his possession or under his control which contain or refer to any Confidential Information.

15.5                           Power of attorney

The Executive irrevocably appoints the Company as his attorney in his name and on his behalf to execute documents, to use his name and to do all things which may be necessary or desirable for the Company to obtain for itself of its nominee the full benefit of the provision of subclause 15.1(b) and 15.2(b) and a certificate in writing signed by any director or the company secretary that any instrument or act falls within the authority conferred by this paragraph shall be conclusive evidence that such in the case far as any third party is concerned.

16.                                 Obligations after Employment

16.1                           The Executive shall not within the Restricted Area directly or indirectly for the period of 12 months after the Termination Date, hold any Material Interest in any person which:

(a)                                  is or shall be wholly or partly in competition with any of the Businesses; or

(b)                                 requires or might reasonably be thought by the Company to require him to disclose or make use of any Confidential information in order properly to discharge his duties to or to further his interest in that person.

16.2                           The Executive shall not directly or indirectly, whether on his own behalf or on the behalf of another person:

(a)                                  for the period of 12 months after the Termination Date:

(i)                                     seek, canvass or solicit in any capacity whatsoever any business, orders or custom for any Restricted Products or Restricted Services from any Customer;

(ii)                                  accept in any capacity whatsoever orders for any Restricted Products or Restricted Services from any Customer; or

(iii)                               solicit or entice away or seek to entice away from the Group any person who is and was at the Termination Date employed by the Group in any of the Businesses in a senior managerial, technical, supervisory, sales or marketing capacity and was a person with whom the Executive dealt in the course of his Duties in the six months prior to the Termination Date;

(b)                                 at any time after the Termination Date:

(i)                                     induce or seek to induce by any means involving the disclosure or use of Confidential Information any Customer to cease dealing with the Group or to restrict or vary the terms upon which it deals with the Group,

(ii)                                  represent himself or permit himself to be held out by any person, as being in any way connected with or interested in the Group; and

(iii)                               disclose to any person, or make use of any confidential Information.

17.                                 Grievance and Discipliuary Procedure

17.1                           The Executive is subject to the company’s disciplinary rules and procedures for the time being in force a copy of which is available from the Company Secretary and such other procedures of this nature as may from time to time be adopted.

17.2                           If the Executive has any grievance relating to his Employment (other than one relating to a disciplinary decision) he should refer such grievance to the Chairman of the Board and if the grievance is not resolved by discussion with him it will be referred to the Board for resolution.

18.                                 Indemnity

Neither the Company not any Group Company shall be liable for any income tax or primary class 1 national insurance contributions to which the Executive or any person connected with the Executive (an “Executive Associate”) for the purposes of section 839 Income and Corporation Taxes Act 1988 (“ICTA”)may be subject by reason of his acquisition, holding or disposal of any share in the capital of the Company (a “share”). The Executive shall indemnify the company and any Group Company liable to account for any such income tax or class 1 national insurance contribution in respect of:

(a)                                  any liability to income tax under the PAYE system which arises under Chapter V ICTA or the PAYE regulations referred to therein, as amended from time to time; and

(b)                                 any primary class 1 national insurance contributions which may be payable by the Company and any such Group Company under the modified PAYE system as it applies under Schedule 1 of the Social Security (contributions) Regulations 1979 together referred to as (“the PAYE liability”) and which becomes due by reason of the acquisition, holding or disposal of any Share in the Company by the Executive Associate. In pursuance of such indemnity the Executive shall be deemed to have appointed the Company as an agent for the sale or such number of Shares as may be required to be sold to satisfy the liability and, after paying such PAYE liability, the Company shall remit any balance remaining to the Executive.

19.                                 General

19.1                           Prior agreements

This Agreement is in substitution for any previous contracts of employment or for services between the Company and the Executive (which are deemed to have been terminated by mutual consent).

19.2                           Accrued rights

The expiration or termination of the Employment or this Agreement however arising shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after that date and shall be without prejudice to any accrued rights or remedies of the parties.

19.3                           Invalidity

To the extent that any provision of this Agreement is found by any court or competent authority to be invalid, unlawful or unenforceable in any jurisdiction, that provision shall be deemed not to be a part of this Agreement, it shall not affect the enforceability of the remainder of this Agreement nor shall it affect the validity, lawfulness or enforceability of that provision in any other jurisdiction.

19.4                           Assignment

The rights and obligations of the Company under this Agreement shall be transferred to its successors and assignors. The Executive may not, however, transfer or assign his rights or obligations under this Agreement.

19.5                           Indemnity

The Executive will indemnify the Company from and against all actions; claims, costs, proceedings, expenses, loss or damage (including, without limitation, legal costs) which may arise directly or indirectly from the unauthorized disclosure or use of the Confidential Information by the Executive or from any other breach of the terms of this Agreement.

19.6                           Releases and waivers

(a)                                  The rights, powers and remedies conferred on any party by this Agreement and remedies available to the Company are cumulative and are additional to any right, power or remedy which it may have under general law or otherwise.

(b)                                 The Company may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by the Executive without in any way prejudicing or affecting its rights in respect of that or any other liability or right not so released, compounded, compromised, waived or postponed.

(c)                                  No single or partial exercise, or failure or delay in exercising any right, power or remedy by the Company shall constitute a waiver by it of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

20.                                 Governing law and jurisdiction

20.1                           This Agreement shall be governed by and construed in accordance with the law of England and Wales.

20.2                           Each of the parties irrevocably submits for all purposes in connection with this Agreement to the exclusive jurisdiction of the courts of England and Wales.

This Agreement has been signed on the date appearing at the head of page 1.

Executed as a Deed	)	JULIAN RAVIS
by Julian Baines	)	BY HIS ATTORNEY
in the presence of:	)	[ILLEGIBLE]

Signature of witness:	/s/ [ILLEGIBLE]

Name: SARAM JONES

Address:	HAYWOOD HOUSE
[ILLEGIBLE]
[ILLEGIBLE]

Occupation: TRAINEE ILLEGIBLE

Executed as a Deed	)
(but not delivered until the date	)
appearing at the head of page 1))
by British Biocell International Limited	)
acting by:	)

Director	/s/ [ILLEGIBLE]

Secretary	[ILLEGIBLE]
[ILLEGIBLE]
[ILLEGIBLE]

Dated 28 April 2004

(1) British Biocell International Limited

and

(2) Julian Baines

SUPPLEMENTAL AGREEMENT

Berry Smith

Haywood House

Dumfries place

Cardiff

CF10 3GA

DX 33097 Cardiff 1

Tel: 029 2034 5511

Fax: 029 2034 5945

www.berrysmith.com

THIS AGREEMENT is made 28 day of April 2004

BETWEEN:-

(1)                                  British Biocell International Limited (company number: 2075749) whose registered office is at Golden Gate, Ty-Glas Avenue, Cardiff CF4 5DX (“the Company”); and

(2)                                  Julian Baines of Bryn Glas, Sully road, Penarth CF64 2TQ (“the Executive”)

WHEREAS:

(A)                              This Agreement is supplemental to the service agreement dated 30 November 2000 entered into between the Company and the Executive (“the Service Agreement”); and

(B)                                The Parties hereto have agreed to enter into this Agreement to vary the terms of the Service Agreement on the terms set out herein;

IT IS HEREBY AGREED as follows:-

1                                          Definitions and Interpretation

1.1                                 In this Agreement unless the context otherwise requires (and save to the extent otherwise defined herein) words and expressions defined in the Service Agreement shall have the same meanings and any provisions in each of those documents concerning matters of construction of interpretation shall also apply in this Agreement:

1.2                                 In the event of any conflict or ambiguity between the provision of this Agreement and the provisions of any of the Service Agreement, the provisions of this Agreement shall prevail.

1.3                                 Save as provided for in this Agreement, the provisions of the Service Agreement shall remain in full force and effect in so far as they remain applicable or as they remain to be performed as at the date of this Agreement.

2                                          Amendment to the Service Agreement

2.1                                 In sub-clause 1.1 of the Service Agreement the existing definition of “Group” shall be deleted in full and the following definition of “Group” shall be inserted in its place:

“together the Company and any entity which for the time being is a parent undertaking of the Company or a subsidiary undertaking of the Company or of any such parent undertaking where “subsidiary undertaking” and “parent undertaking” have the meanings given to them in the Companies Act 1985 Section 258;”

2.2                                 In sub-clause 1.1 of the Service Agreement there shall be inserted the following further definition:

““Group Company” any entity for the time being comprised within the Group;”

2.3                                 Sub-clause 2.3 of the Service Agreement shall be deleted in full and the following wording shall be inserted in its place:

“The Executive agrees to accept (without further remuneration and in addition to the Executive’s Duties to the Company) such appointment as an officer of or to perform such other duties for the Company or any Group Company (and to resign any such office) as the Board may from time to time (and in its absolute discretion) direct. The Executive may not resign any such office without the prior written permission of the Board.”

3                                          Governing Law Jurisdiction

This Agreement shall be governed by and interpreted in accordance with the laws of England and Wales. The Parties hereby expressly submit to the non-exclusive jurisdiction of the Courts of England and Wales.

This Agreement has been signed on the date appearing at the head of page 1.

EXECUTED as a DEED by
British Biocell International Limited
acting by:

Director:	/s/ [ILLEGIBLE]

Company Secretary:	/s/ [ILLEGIBLE]

EXECUTED as a DEED by	/s/ [ILLEGIBLE]
Julian Baines

in the presence of:

Witness Signature:	/s/ [ILLEGIBLE]

Witness name (print):

Address:

Occupation:

DATED 8th day of February 1999

(1) BIOZYME LABORATORIES LIMITED

-and-

(2) ENVIROMED PLC

-and-

(3) DR JOHN CHESHAM

SERVICE AGREEMENT

GARRETTS

180 Strand

London

WC2R 2NN

THIS AGREEMENT is made                                                                      1999

BETWEEN:

(1)                                  BIOZYME LABORATORIES LIMITED whose registered office is at Unit 6, Gilchrist Thames Industrial Estate, Blaenavon, Gwent, NP4 9RL (“the Company”); and

(2)                                  ENVIROMED PLC whose registered office is at 24 Gilbert Street, London, W1Y 1RJ (“the Parent”) and

(3)                                  JOHN CHESHAM of 3 Southwell Close, Brondoak, Herefordshire, HR2 8D2 (“the Executive”)

NOW IT IS AGREED as follows:

3.                                      Definitions

1.1                                 In this Agreement:

(a)                                  the following expressions have the following meanings:

“the Board”                                                                                means the Board of Directors for the time being of the parent or any committee duly appointed by the Board of Directors

“the Employment”                                              means the Executive’s employment on the terms set out in this Agreement

“the Group”                                                                               means the Company and any Group Company

“Group Company”                                             means the Parent or any subsidiary of the Company or of the Parent (for which purpose the expression “subsidiary” shall have the meaning set out in section 736 of the Companies Act 1985)

(b)                                 references to clauses, sub-clauses and schedules are unless otherwise stated to clauses and sub-clauses of and schedules to this Agreement;

(c)                                  the headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

2.                                      Appointment

2.1                                 The Company shall employ the Executive and the Executive agrees to act as Managing Director of the Company and Executive Director of the Parent on and subject to the terms and conditions in this Agreement.

3.                                      Duration of the Employment

3.1                                 The Employment shall commence on 8th February 1999 and, subject to earlier termination in accordance with the terms of this Agreement, shall continue until terminated by either party giving to the other not less than 12 months, notice in writing to expire at the end of a calendar month.

3.2                                 Notwithstanding clause 3.1, the Employment shall automatically terminate when the Executive reaches the normal retiring age from time to time applicable to directors of the Parent.

3.3                                 The Executive’s period of continuous employment began in February 1988.

4.                                      Hours and place of work

4.1                                 The Executive shall work such hours as are necessary for the proper performance of his duties, with a minimum period from 8.00 a.m to 4.00 p.m Monday to Friday.

4.2                                 The Executive’s place of work will initially be the Company’s offices at Blaenavon, Gwent but the Company or Parent may require the Executive to work at any place within the United Kingdom on a temporary basis.

4.3                                 The Executive agrees to undertake any domestic or international travel deemed necessary by the Company for the performance of his duties.

5.                                      Scope of the Employment

5.1                                 The Executive Shall:

(a)                                  perform duties and exercise powers which are consistent with his position and which are assigned to him by the Board and the Executive agrees to cease performing or exercising any such duty or power at the Board’s request;

(b)                                 comply with all lawful and reasonable directions and requests made by the Board;

(c)                                  attend all meetings of the Board (unless prevented by illness or other unforeseen event);

(d)                                 at all times perform his duties with skill and care;

(e)                                  faithfully and diligently serve the Company and the Parent;

(f)                                    use his utmost endeavours to promote and develop the businesses of the Company and the Parent;

(g)                                 at all times keep the Board fully informed (in writing or as directed) of his conduct of the affairs of the Company and the Parent;

(h)                                 perform services for any Group Company if so required by the Board; and

(i)                                     comply with the Model Code for transactions in securities by directors published by the London Stock Exchange.

5.2                                 The Executive shall not:

(a)                                  at any time during the Employment be employed or engaged by or in any other business without consent in writing being given by the Board (such consent not to be unreasonably withheld);

(b)                                 have any direct or indirect financial interest in any business entity which in any way is in a similar field to the Company or any Group Company or which is a client of the Company or any Group Company, provided that nothing in this clause shall preclude the Executive from holding any shares or loan capital (not exceeding five per cent of the share or loan capital of the class concerned for the time being in issue) in any company whose shares are listed or dealt in on a recognized stock exchange.

5.3                                 The Board shall be at liberty to appoint any other person or persons to act jointly with the Executive in any position to which he may be assigned from time to time.

6.                                      Remuneration

6.1                                 The Company shall pay to the Executive a basic annual salary at the rate of £65,000 payable by equal monthly instalments, in arrears. The Executive’s salary shall be paid either by the Company or the Parent, or by both in proportions to be determined at the discretion of the Board. The Board will review the Executive’s salary annually in or around April. The Executive shall have no right to an increase in salary and the award of an increase in any one year shall not confer the right to an increase in any subsequent year.

6.2                                 The Company shall pay a performance bonus of between 5% and 10% of the Executive’s basic annual salary, subject to his meeting and exceeding agreed profit targets for the business on a yearly basis.

6.3                                 The remuneration specified in clauses 6.1 and 6.2 shall be inclusive of any fees to which the Executive may be entitled as a director of the Parent, the Company or any other Group Company.

7.                                      Pension

7.1                                 The Executive is eligible to join the Enviromed PLC Pension Plan, subject to its trust deed and rules from time to time in force. The Scheme is a contracted-out scheme for the purposes of the Pension Schemes Act 1993. If the Executive joins the Scheme, a contracting-out certificate under the Pension Schemes Act 1993 will be in force in respect of the Employment. The Scheme may be amended at any time in accordance with the trust deed and rules which govern it.

7.2                                 The Company shall contribute 12 per cent to the executives pension plan and the Executive shall contribute at least 3 per cent of the Executive’s basic annual salary to the Plan (but basic annual salary for this purpose shall not exceed the allowable maximum (earnings cap) from time to time in force pursuant to section 640A of the Income and Corporation Taxes Act 1988). Payments shall be made monthly in equal instalments.

8.                                      Other Benefits

8.1                                 The Executive shall be entitled to participate in such medical expenses insurance schemes as the Group may from time to time maintain for the benefit of executives.

8.2                                 The Executive shall be entitled to participate in a life insurance scheme under which a lump sum benefit shall be payable on the Executive’s death or permanent total disability while the Employment continues. The benefit shall be paid to such dependants of the Executive or other beneficiary as the trustees of the scheme select at their discretion, after considering any beneficiaries identified by the Executive in any expression of his wishes delivered to the trustees before his death or disability. The benefit is equal to 3 times the Executive’s basic annual salary at his death or disability but basic annual salary for his purpose shall not exceed the allowable maximum (earnings cap) from time to time in force pursuant to Section 640A of the Income and Corporation Taxes Act 1988 as at the date of death or disability.

8.3                                 Participation in any insurance scheme provided for the Executive under this Agreement:

(a)                                  is subject to its terms and conditions from time to time in force; and

(b)                                 is conditional on the Executive satisfying any applicable requirements of the insurers.

Neither the Parent nor the Company shall have any liability to pay any benefit to the Executive (or his dependants) under any insurance scheme unless it receives payment from the insurer of the scheme.

9.                                      Company Car

9.1                                 The Company shall provide the Executive with a motor car with a maximum purchase cost of £20,000. The Company shall tax and comprehensively insure the car and pay or reimburse, as appropriate, against receipts or other appropriate evidence, the costs of running, servicing and repairing the car. The car shall be changed entirely at the Company’s discretion.

9.2                                 If the Executive shall be convicted of any offence under the Road Traffic Acts or become involved in any accident involving the motor car, he shall without delay notify the Board and supply such information as the Board may request.

9.3                                 The Executive shall at all times maintain a current full driving licence and shall not do or omit to do anything which would or might make void or prejudice any insurance policy maintained by the Company. The Executive shall comply with all regulations laid down by the Company from time to time with respect to company cars.

9.4                                 If the Executive shall be disqualified from driving any motor vehicle for any reason, the Company may withdraw the benefit of the vehicle and shall have no liability to compensate the Executive in lieu of the benefit.

10.                               Expenses

10.1                           The Parent or Company (as appropriate) shall reimburse the Executive in respect of all expenses reasonably incurred by him in the proper performance of his duties, subject to the Executive providing such receipts or other evidence as the Company may require.

11.                               Deductions

11.1                           For the purposes of the Employment Rights Act 1996, sections 13-27, the Executive hereby authorises the Parent and the Company to deduct from his salary and/or any other sums due under this Agreement, any amounts due from him to the Parent or the Company including, without limitation, the Executive’s pension contributions, any overpayments, loans or advances made to him by the Company and the cost of repairing any damage or loss to the Company’s property caused by him.

12.                               Holidays

12.1                           The Executive shall be entitled to receive his normal remuneration for all bank and public holidays normally observed in England and a further 25 working days’ holiday in each holiday year (being the period from 1 January to 31 December). The Parent and the Company reserve the right to nominate the time at which up to 5 days of annual leave shall be taken. Generally, the Company closes between Christmas and New Year and it may insist that holiday is taken then. The Executive may only take his holiday at such times as are agreed with the Board.

12.2                           In the respective holiday years in which the Employment commences or terminates, the Executive’s entitlement to holiday shall accrue on a pro rata basis for each complete month of service during the relevant year.

12.3                           If, on the termination of the Employment, the Executive has exceeded his accrued holiday entitlement, an amount in respect of the excess may be deducted from any sums due to him calculated on the same basis as in clause 12.2. If the Executive has any unused holiday entitlement, the Company may either require the Executive to take such unused holiday during any notice period or make a payment in lieu of accrued holiday.

12.4                           Holiday entitlement for one holiday year may not be taken in subsequent holiday years unless otherwise agreed by the Board. Failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any accrued holiday not taken, without any right to payment in lieu thereof.

13.                               Sickness benefits

13.1                           The Company shall continue to pay the Executive’s salary during any period or periods of absence on medical grounds up to a maximum of 20 business days (consecutively or in aggregate) in any period of 12 calendar months, provided that the Executive shall from time to time if required:

(a)                                  supply the Company with medical certificates covering any period of sickness or incapacity exceeding seven days (including weekends); and

(b)                                 undergo at the Company’s expense a medical examination by a doctor appointed by the Company.

13.2                           Payment of the Executive’s salary pursuant to clause 13.1 shall be inclusive of any Statutory Sick Pay to which the Executive may be entitled.

13.3                           Once entitlement to salary under clause 13.1 lapses, the Executive shall have no right to any benefit or emolument from the Company other than Statutory Sick Pay.

14.                               Confidential Information and company documents

14.1                           The Executive shall not, either during the Employment (except in the proper performance of his duties) or at any time (without limit) after the termination of the Employment:

(a)                                  divulge or communicate to any person, company, business entity or other organisation:

(b)                                 use for his own purposes or for any purposes other than those of the Parent, the Company or any Group Company; or

(c)                                  through any failure to exercise due care and diligence, cause any unauthorised disclosure of,

any trade secrets or Confidential Information relating to the Parent, the Company or any Group Company but so that these restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Executive.

14.2                           “Confidential Information” shall mean details of supplies and their terms of business, details of customers and their requirements, the prices charged to and terms of business with customers, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, designs, formulae and product lines, any information which the Executive is told is confidential and any information which has been given to the Parent, the Company or any Group Company in confidence by customers, suppliers or other persons.

14.3                           All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Company or any Group Company (and any copies of the same):

(a)                                  shall be and remain the property of the Parent, the Company or the relevant Group Company; and

(b)                                 shall be handed over by the Executive to the Parent, the Company or to the relevant Group Company on demand and in any event on the termination of the Employment.

15.                               Inventions and other intellectual property

15.1                           The parties foresee that the Executive may make inventions or create other intellectual property in the course of his duties under this Agreement and agree that in this respect the Executive has a special responsibility to further the interests of the Company and the Group.

15.2                           Any discovery, development, invention, or improvement, design, process, formula, information, computer program, copyright work, trade mark or trade name or get up made, created, devised, developed or discovered by the Executive during the continuance of the Employment (whether capable of being patented or registered or not and whether or not made or discovered in the course of the Employment) either alone or with any other person in connection with or in anyway affecting or relating to the business of any company in the Group or capable of being used or adapted for use therein or in connection therewith (“Works”) shall forthwith be disclosed to the Company and shall (subject to sections 39 to 43 Patents Act 1977) belong to and be the absolute property of the Company or such Group Company as the Company may direct

15.3                           The Executive if and whenever required so to do by the Company shall at the expense of the Company on such Group Company as the Company may direct:

(a)                                  apply or join with the Company or such Group Company in applying for letters patent, registered design, trade mark or other protection or registration in the United Kingdom and in any other part of the world for any Works; and

(b)                                 execute and do all instruments and things necessary for vesting patents, registered design, trade marks or other protection or registration when obtained and all right title and interest to and in the same absolutely and as sole beneficial owner in the Company or such Group Company or in such other person as the Company may specify; and

(c)                                  sign and execute all such documents and do all such acts as the Company may reasonably require in connection with any proceedings in respect of such applications and any publication or application for revocation of such patents, unregistered designs, trade marks or other protection.

15.4                           The Executive hereby irrevocably and unconditionally waives all rights under Chapter IV Copyright, Designs and Patents Act 1988 and any other moral rights which he may have in the Works or in connection with his authorship of any existing or future copyright work in the course of the Employment, in whatever part of the world such rights may be enforceable.

15.5                           The Executive hereby irrevocably appoints the Company to be his Attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company the full benefit of this clause. In favour of any third party a certificate in writing signed by any Director or by the Secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

15.6                           Nothing in this clause shall be construed as restricting the rights of the Executive or the Company under sections 39 to 43 Patents Act 1977.

16.                               Termination

16.1                           The Employment may be terminated by the Parent or Company without notice or payment in lieu of notice if the Executive shall have:

(i)                                     committed any serious breach or repeated or continued (after warning) any material breach of his obligations under this Agreement; or

(ii)                                  been guilty of serious misconduct or conduct tending to bring himself, the Parent or the Company into disrepute; or

(iii)                               become bankrupt or had an interim order made against him under the Insolvency Act 1986 or compounded with his creditors generally; or

(iv)                              failed to perform his duties to a standard satisfactory to the Board, after having received a written warning from the Parent or the Company relating to the same; or

(v)                                 been disqualified from being a director by reason of any order made under the Company Directors Disqualification Act 1986 or any other enactment; or

(vi)                              been guilty of any breach or non-observance of any code of conduct, rule or regulation or failed or ceased to be registered (where such registration is, in the opinion of the Board, required for the performance of his duties) by any regulatory body in the United Kingdom or elsewhere;

(vii)                           been convicted of an offence under any statutory enactment or regulation relating to insider dealing; or

(viii)                        become of unsound mind or a patient within any statute relating to mental health.

Any delay by the Parent or Company in exercising such right of termination shall not constitute a waiver thereof.

16.2                           If either the Parent or the Company becomes entitled to terminate the appointment of the Executive pursuant to clause 16.1, it shall be entitled (but without prejudice to its right subsequently to terminate such appointment on the same or any other ground) to suspend the Executive on such terms (including the provision or suspension of any benefit) for so long as it may think fit.

16.3                           During the whole or part of any period of notice under clause 3.1, the Parent or the Company may require the Executive to perform duties at any location which the Board shall determine. Alternatively, the Board may require that the Executive performs no duties at all and/or remains away from Group premises for the duration of any period of notice. Throughout any such period, the Executive shall continue to receive his normal salary and other contractual benefits to which he is entitled under this Agreement but may not work for, or provide services to, any other business or entity.

16.4                           The Parent may, in the event of the Company or its business and assets being sold, require the Executive to resign from the Board at any time and such event shall not affect the Executive’s continued employment by the Company or any other obligation under this Agreement.

16.5                           If the Parent or the Company in general meeting shall remove the Executive from the office of Director of the Parent or the Company or under the Articles of Association for the time being of the Parent or the Company the Executive shall be obliged to retire by rotation or otherwise and the Parent or the Company in general meeting shall fail to re-elect the Executive as a Director of the Parent or the Company (either such case being referred to in this clause 15.5 as an “Event”), then the Executive shall not be entitled to treat the Event as a breach of this Agreement. The Executive shall not, subject to causes 16.4 and 16.6, during the Employment resign his office as a director of the Parent or the Company or any Group Company.

16.6                           On the termination of the Employment or on any of the Parent, the Company or the Executive having served notice of such termination, the Executive shall:

(a)                                  at the request of the Parent or the Company resign from office as a Director of the Parent or the Company and any offices held by him in any Group Company; and

(b)                                 forthwith deliver to the Parent or the Company all materials within the scope of clause 14.3 and all credit cards, motor-cars, car keys and other property of or relating to the business of the Group which may be in his possession or under his power or control, and if the Executive should fail to do so the Company is by this Agreement irrevocably authorised to appoint some person in his name and on his behalf to sign any documents and do any things necessary or requisite to give effect to such resignation.

16.7                           In the event of a sale of the business of the Company or of in excess of 50% of the issued share capital of the Company, the Executive shall continue to be employed by the Company but shall no longer have any obligations to the Parent (save under clause 14 hereof). In such event, the Parent shall owe no obligations to the Executive and the Executive shall have no claims against the Parent.

17.                               Grievance procedure

17.1                           If the Executive wishes to obtain redress of any grievance relating to the Employment or is dissatisfied with any reprimand, suspension or other disciplinary step taken by the Parent or the Company, he shall apply in writing to the Chairman of the Board, setting out the nature and details of any such grievance or dissatisfaction.

18.                               Notices

18.1                           Any notice or other document to be given under this Agreement shall be in writing and may be given personally to the Executive or to the Secretary of the Parent (as the case may be) or may be sent by first class post or other fast postal service or by facsimile transmission to, in the case of the Parent, its registered office for the time being and in the case of the Executive either to his address shown on the face hereof or to his last known place of residence.

18.2                           Any such notice shall be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours.

19.                               Former Service Agreements

19.1                           This Agreement shall be substitution for any previous letters of appointment, agreements or arrangements, whether written, oral or implied, relating to the employment of the Executive.

20.                               Choice of law and submission to jurisdiction

20.1                           This Agreement shall be governed by and interpreted in accordance with English law.

20.2                           The parties submit to the jurisdiction of the Courts of England and Wales.

IN WITNESS whereof this Agreement has been executed the day and year first above written.

EXECUTED AS A DEED by	)
the Company in the presence of:	)
		/s/ [ILLEGIBLE]	8/2/99
Director

		/s/ [ILLEGIBLE]	8.2.99
Secretary

EXECUTED AS A DEED by	)
the Partner in the presence of:	)
		/s/ [ILLEGIBLE]	8/2/99
Director

		/s/ [ILLEGIBLE]	8.2.99
Secretary

EXECUTED AS A DEED by	)	/s/ [ILLEGIBLE]	8.2.99
the Executive in the presence of:	)

/s/ [ILLEGIBLE]
8/2/99